, 201
Exhibit 99.1

LIBERTY LATIN AMERICA AND AMÉRICA MÓVIL COMBINE THEIR CHILEAN OPERATIONS, VTR AND CLARO CHILE, TO CREATE A NEW JOINT VENTURE

ClaroVTR plans to offer greater connectivity solutions and accelerate digital development in Chile

Denver, USA and Mexico City, Mexico – October 6, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) and América Móvil S.A.B. de C.V. (“América Móvil” or “AMX”) (BMV: AMX, NYSE: AMX and AMOV) confirm that the Chilean National Economic Prosecutor’s Office (FNE) has approved the announced agreement to combine their respective Chilean operations, VTR and Claro Chile, to form a 50:50 joint venture (the “JV”). The operators have met all contractual obligations and have completed the transaction.

ClaroVTR will be led by newly-appointed Chief Executive Officer, Alfredo Parot. Parot recently joined Claro Chile as General Manager and, prior to that, spent 16 years at Entel Chile in a variety of senior commercial, operational, and technology roles.

Balan Nair, CEO of Liberty Latin America, and Daniel Hajj, CEO of América Móvil, commented: “This is an important moment that will transform the telecommunications industry in Chile as we are now cleared to accelerate the country’s digital and connectivity goals for Chileans. The combination of VTR and Claro will create a new company that will generate greater benefits for both consumers and businesses and will further stimulate economic and social development by increasing access and coverage to more people in more places across the country.”

About Liberty Latin America
Visit: www.lla.com

About América Móvil
Visit: www.americamovil.com

For more information, contact:

Liberty Latin America Investor Relations Kunal Patel ir@lla.com	América Móvil Investor Relations Daniela Lecuona daniela.lecuona@americamovil.com
Liberty Latin America Media Relations Claudia Restrepo llacommunications@lla.com	América Móvil Media Relations Renato Flores Cartas renato.flores@americamovil.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of the transaction, the expected impact of the transaction, and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, events that are outside of the control of the parties, such as natural disasters and pandemics (including COVID-19), the parties’ ability to continue financial and operational performance at historic levels, continued use by subscribers of their services, their ability to achieve expected operational efficiencies, synergies and economies of scale, as well as other factors detailed from time to time in their respective filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Both parties expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.